NYLIM FUNDS
NYLIM FUNDS TRUST
NYLIM VP FUNDS TRUST

(each a “Registrant” and collectively, the “Registrants”)

AMENDMENT TO AMENDED AND RESTATED SUBADVISORY AGREEMENT

This Amendment to the Amended and Restated Subadvisory Agreement, is made as of the 28th day of August, 2026 between New York Life Investment Management LLC, a Delaware limited liability company (the “Manager”) and MacKay Shields LLC, a Delaware limited liability company (the “Subadvisor”).

WHEREAS, the Manager and the Subadvisor are parties to the Amended and Restated Subadvisory Agreement, dated January 1, 2018, as amended (“Agreement”); and

WHEREAS, the parties hereby wish to amend and restate Schedule A of the Agreement.

, THEREFORE, the parties agree as follows:

(i) Effective August 28, 2026, Schedule A is hereby amended by deleting it in its entirety and replacing it with the Schedule attached hereto.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers and attested effective as of the date first written above.

NEW INVESTMENT MANAGEMENT LLC

Attest:	/s/ Brian J. McGrady	By:	/s/ Kirk C. Lehneis
Name:	Brian J. McGrady	Name:	Kirk C. Lehneis
Title:	Director and Associate General Counsel	Title:	Chief Operating Officer and Senior Managing Director

MACKAY SHIELDS LLC

Attest:	/s/ Young Lee	By:	/s/ Rene A. Bustamante
Name:	Young Lee	Name:	Rene A. Bustamante
Title:	Senior Managing Director and General Counsel	Title:	Executive Managing Director and Chief Administrative Officer

SCHEDULE A

(As of August 28, 2026)

As compensation for services provided by Subadvisor, the Manager will pay the Subadvisor and Subadvisor agrees to accept as full compensation for all services rendered hereunder, at an annual subadvisory fee equal to the following:

SERIES	ANNUAL RATE ON ALLOCATED ASSETS
NYLIM Funds
NYLIM Income Builder Fund (fixed-income sleeve) *	0.32% on assets up to $500 million; 0.30% on assets from $500 million to $1 billion; 0.2875% on assets from $1 billion to $5 billion; and 0.2825% on assets over $5 billion
NYLIM MacKay Convertible Fund*

0.30% on assets up to $500 million;
0.275% on assets from $500 million to $1 billion;
0.25% on assets from $1 billion to $2 billion;
0.245% on assets from $2 billion to $5 billion; and
0.24% on assets over $5 billion

NYLIM MacKay High Yield Corporate Bond Fund

0.30% on assets up to $500 million;
0.275% on assets from $500 million to $5 billion;
0.2625% on assets from $5 billion to $7 billion;

0.25% on assets from $7 billion to $10 billion;
0.245% on assets from $10 billion to $15 billion; and
0.24% on assets over $15 billion

NYLIM MacKay Strategic Bond Fund*	0.30% on assets up to $500 million; 0.275% on assets from $500 million to $1 billion; 0.25% on assets from $1 billion to $5 billion; and 0.2375% on assets over $5 billion
NYLIM MacKay Tax Free Bond Fund*

0.225% on assets up to $500 million;
0.2125% on assets from $500 million to $1 billion; 0.20% on assets from $1 billion to $5 billion;
0.195% on assets from $5 billion to $7 billion;
0.19% on assets from $7 billion to $9 billion;
0.185% on assets from $9 billion to $11 billion; and
0.18% on assets over $11 billion

NYLIM MacKay U.S. Infrastructure Bond Fund*	0.25% on assets up to $500 million; 0.2375% on assets from $500 million to $1 billion; 0.225% on assets from $1 billion to $3 billion; and 0.215% on assets over $3 billion
NYLIM Funds Trust
NYLIM MacKay Arizona Muni Fund*	0.225% on all assets
NYLIM MacKay California Muni Fund*	0.225% on assets up to $1 billion; 0.215% on assets from $1 billion to $3 billion; and 0.21% on assets over $3 billion
NYLIM MacKay Colorado Muni Fund*	0.225% on all assets

SERIES	ANNUAL RATE ON ALLOCATED ASSETS
NYLIM MacKay High Yield Muni Bond Fund*

0.275% on assets up to $1 billion;
0.27% on assets from $1 billion to $3 billion;
0.265% on assets from $3 billion to $5 billion;
0.26% on assets from $5 billion to $7 billion;
0.255% on assets from $7 billion to $9 billion;
0.25% on assets from $9 billion to $11 billion;
0.245% on assets from $11 billion to $13 billion; and

0.24% on assets over $13 billion

NYLIM MacKay New York Muni Fund*	0.225% on assets up to $1 billion; 0.215% on assets from $1 billion to $3 billion; and 0.21% on assets over $3 billion
NYLIM MacKay Oregon Muni Fund*	0.225% on all assets
NYLIM MacKay Short Duration High Income Fund*	0.325% on assets up to $3 billion; and 0.32% on assets over $3 billion
NYLIM MacKay Short Term Muni Fund*	0.175% on assets up to $1 billion; 0.165% on assets from $1 billion to $5 billion; and 0.16% on assets over $5 billion
NYLIM MacKay Strategic Muni Allocation Fund*	0.20% on all assets
NYLIM MacKay Total Return Bond Fund*	0.175% on all assets
NYLIM MacKay Utah Muni Fund*	0.225% on all assets
NYLIM VP Funds Trust
NYLIM VP Income Builder Portfolio (fixed-income sleeve)	0.285% on assets up to $1 billion; and 0.275% on assets over $1 billion
NYLIM VP MacKay Convertible Portfolio

0.30% on assets up to $500 million;

0.275% on assets from $500 million to $1 billion;

0.25% on assets from $1 billion to $2 billion;

0.245% on assets from $2 billion to $5 billion; and

0.24% on assets over $5 billion

NYLIM VP MacKay High Yield Corporate Bond Portfolio	0.285% on assets up to $1 billion; 0.275% on assets from $1 billion to $5 billion; and 0.2625% on assets over $5 billion
NYLIM VP MacKay Strategic Bond Portfolio*	0.30% on assets up to $500 million; 0.275% on assets from $500 million to $1 billion; 0.25% on assets from $1 billion to $5 billion; and 0.2375% on assets over $5 billion
NYLIM VP MacKay U.S. Infrastructure Bond Portfolio	0.25% on assets up to $500 million; 0.2375% on assets from $500 million to $1 billion; 0.225% on assets from $1 billion to $3 billion; and 0.215% on assets over $3 billion

The portion of the fee based upon the average daily net assets of the respective Allocated Assets shall be accrued daily at the rate of l/(number of days in calendar year) of the annual rate applied to the daily net assets of the Allocated Assets. Payment will be made to the Subadvisor on a monthly basis.

*To the extent the Manager has agreed to waive its management fee or reimburse expenses, the Subadvisor, upon reasonable prior notice from the Manager, has voluntarily agreed to waive or reimburse its fee in proportion to the percentage of the total subadvisory fee that the Subadvisor earns.